Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
American Railcar Industries, Inc.:
We consent to the use of our report dated April 23, 2004, with respect to the consolidated balance sheet of American Railcar Industries, Inc. and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, shareholders’s equity and comprehensive income (loss), and cash flows for each of the years in the two year period ended December 31, 2003, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/  KPMG LLP
St. Louis, Missouri
January 4, 2006